UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.   )

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

MAGNEGAS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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11885 44th Street North

Clearwater, FLORIDA 33762

(727) 934-3448

_____________________________

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2017

_____________________________

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders (the “Special Meeting”) of MagneGas Corporation (“MagneGas”), which will be held at MagneGas’s offices located at 11885 44th Street North, Clearwater, Florida 33762 on May 17, 2017, at 11:00 a.m. local time.

At the Special Meeting, you will be asked to approve the following:

1.	An amendment to MagneGas’s Certificate of Incorporation (the “Charter”) to effect a reverse stock split of all of the outstanding shares of our common stock and treasury stock at a ratio of one-for-ten (the “reverse stock split”).

2.	An Amended and Restated Certificate of Incorporation to increase the total number of authorized shares of our common stock from 90,000,000 to 190,000,000 and to make such other modifications to the Charter as adopted by the Board of Directors.

3.	To transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof, by or at the direction of the Board of Directors.

If you owned our common stock or Series A Preferred Stock at the close of business on April 7, 2017, which is the record date for determining the stockholders entitled to notice of and to vote at the Special Meeting, you may attend and vote at the Special Meeting. A list of stockholders eligible to vote at the Special Meeting will be available for review during our regular business hours at our headquarters in Clearwater, Florida for the ten days prior to the date of the Special Meeting for any purpose related to the Special Meeting.

We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the Internet. As a result, on or about April 22, 2017, we are mailing to most of our stockholders a Notice of Special Meeting and Notice Regarding Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of the proxy statement. We believe that this process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents over the Internet, which are available at www.fcrvote.com/mnga. The Notice also contains instructions on how to request a paper copy of our proxy materials, including the proxy statement and a form of proxy card or voting instruction card.

Your vote is important. Whether or not you plan to attend the Special Meeting, we urge you to vote as soon as possible.

You may vote your shares via a toll-free telephone number or over the Internet. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided. Any stockholder attending the Special Meeting may vote in person, even if you have already returned a proxy card or voting instruction card.

On behalf of the Board of Directors, thank you for your continued interest in MagneGas.

THIS NOTICE IS BEING MAILED ON OR ABOUT APRIL 22, 2017.

By Order of the Board of Directors,

Ermanno Santilli

Chief Executive Officer

April 20, 2017

Clearwater, Florida

11885 44th Street North

Clearwater, FLORIDA 33762

(727) 934-3448

_____________________________

PROXY STATEMENT

_____________________________

INFORMATION CONCERNING SOLICITATION AND VOTING

The Board of Directors (the “Board”) of MagneGas Corporation (“MagneGas”, the “Company,” “we,” “us” or “our”) is soliciting proxies for use at the Special Meeting of Stockholders of the Company (the “Special Meeting”) to be held May 17, 2017, at 11:00 a.m., local time, at our offices located at 11885 44th Street North, Clearwater, Florida 33762.

On or about April 22, 2017, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice contains instructions on how to access this proxy statement over the Internet, which is available at www.fcrvote.com/mnga. The Notice also contains instructions on how to request a paper copy of our proxy materials and a form of proxy card or voting instruction card. The Notice was sent to stockholders who owned our common stock or Series A Preferred Stock at the close of business on the Record Date (as defined below). This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Special Meeting. Please read it carefully.

QUESTIONS AND ANSWERS

Although we encourage you to read this proxy statement in its entirety, we included this Questions and Answers section to provide some background information and brief answers to questions that you might have about the Special Meeting.

Q.    When and where is the Special Meeting of Stockholders?

A.    The Special Meeting of Stockholders is being held on May 17, 2017 at 11:00 a.m., local time, at our headquarters located at 11885 44th Street North, Clearwater, Florida 33762.

Q.    What is the quorum requirement for the meeting?

A.    A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of our outstanding shares of common stock and a majority of our outstanding shares of Series A Preferred Stock are represented in person at the Special Meeting or by proxy. At the close of business on the Record Date for the Special Meeting, there were 59,597,531 shares of common stock outstanding. Thus, a total of 59,597,531 shares of common stock are entitled to vote at the Special Meeting and holders of at least 29,798,767 shares of common stock must be represented at the Special Meeting in person or by proxy to have a quorum. At the close of business on the Record Date for the Special Meeting, there were 1,000,000 shares of Series A Preferred Stock outstanding. Thus, a total of 1,000,000 shares of Series A Preferred Stock are entitled to vote at the Special Meeting and holders of Series A Preferred Stock representing at least 500,001 shares of Series A Preferred Stock must be represented at the Special Meeting in person or by proxy to have a quorum. The inspector of elections appointed for the meeting by our Board of Directors will count the shares represented in person or by proxy at the Special Meeting to determine whether or not a quorum is present.

Shares will be counted as present at the Special Meeting if you:

• are present and entitled to vote in person at the Special Meeting; or

• have voted over the Internet or by telephone, or properly submitted a proxy card or voting instruction card.

Both abstentions and broker non-votes (if any) will be counted as present in the calculation of the number of shares considered to be present at the meeting for the purpose of determining the presence of a quorum. If, however, you are the record holder of your shares and fail to vote in person or by proxy at the meeting, your shares will not be counted as present for the purpose of determining the presence of a quorum. In the event that we are unable to obtain a quorum, the Special Meeting may be adjourned to another date and time by the affirmative vote of the holders of shares representing a majority of the voting power of the outstanding shares of capital stock, voting together as a single class, present or represented by proxy at the meeting and entitled to vote on such adjournment.

Q.    Why am I receiving this proxy statement?

A.    This proxy statement describes the proposals on which we would like you, as a stockholder, to vote. It also gives you information so that you can make an informed decision.

Q.    What is the Notice of Internet Availability?

A.    Instead of mailing a printed copy of our proxy materials to all stockholders entitled to vote at the Special Meeting, we are furnishing the proxy materials to our stockholders over the Internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review the proxy materials and submit your vote. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions included in the Notice for requesting such materials.

Q.    What proposals am I being asked to consider at the upcoming Special Meeting?

A.    The proposals to be considered and acted upon at the Special Meeting are as follows:

1.    An amendment to MagneGas’s Certificate of Incorporation (the “Charter”) to effect a reverse stock split of all of the outstanding shares of our common stock and treasury stock at a ratio of one-for-ten (the “reverse stock split”).

2.       An Amended and Restated Certificate of Incorporation to increase the total number of authorized shares of our common stock from 90,000,000 to 190,000,000 and to make such other modifications to the Charter as adopted by the Board of Directors.

We will also consider any other business that properly comes before the Special Meeting or any adjournment or postponement thereof, by or at the direction of the Board of Directors. As of the Record Date, we are not aware of any other matters to be submitted for consideration at the Special Meeting. If any other matters are properly brought before the Special Meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their best judgment.

Q.    If the stockholders approve an amendment to the Charter to effect the reverse stock split, when would MagneGas implement the reverse stock split?

A.    We currently expect that the reverse stock split will be implemented as soon as practicable after the receipt of the requisite stockholder approval. However, our Board of Directors will have the discretion to abandon the reverse stock split if it does not believe it to be in the best interests of MagneGas and our stockholders.

Q.    Why is MagneGas seeking to implement a reverse stock split?

A.    The reverse stock split is being proposed to increase the market price of our common stock to satisfy the $1.00 minimum closing bid price required to maintain our listing on the NASDAQ Capital Market (“Nasdaq”) and to provide us with resources and flexibility, with respect to our capital, sufficient to execute our business plans and strategy, and improve the marketability and liquidity of our common stock.

Q.    What are the consequences of being delisted from Nasdaq?

A.    If we do not effect the reverse stock split, it is likely that we will not be able to meet the $1.00 minimum closing bid price required to maintain our listing on Nasdaq and therefore our common stock would be delisted from Nasdaq. If we are delisted from Nasdaq, we may be forced to seek to be traded on the OTC Bulletin Board or the “pink sheets,” which would require our market makers to request that our common stock be so listed. There are a number of negative consequences that could result from our delisting from Nasdaq, including, but not limited to, the following:

•	the liquidity and market price of our common stock may be negatively impacted and the spread between the “bid” and “asked” prices quoted by market makers may be increased;

•	our access to capital may be reduced, causing us to have less flexibility in responding to our capital requirements;

•	our institutional investors may be less interested in or prohibited from investing in our common stock, which may cause the market price of our common stock to decline;

•	we will no longer be deemed a “covered security” under Section 18 of the Securities Act of 1933, as amended, and, as a result, we will lose our exemption from state securities regulations, making the granting of stock options and other equity incentives to our employees more difficult; and

•	if our stock is traded as a “penny stock,” transactions in our stock would be more difficult and cumbersome.

Q.    What would be the principal effects of the reverse stock split?

A.    The reverse stock split will have the following effects:

•	the market price of our common stock immediately upon effect of the reverse stock split will increase substantially over the market price of our common stock immediately prior to the reverse stock split;

•	the number of outstanding shares of common stock will be reduced to one-tenth of the number of shares currently outstanding (except for the effect of eliminating fractional shares); and

•	the number of shares held by us in treasury stock will be reduced to one-tenth of the number of shares currently held in treasury stock.

The reverse stock split will not change the par value of our common stock and will not reduce the number of authorized shares of common stock.

Q.    Are my pre-split stock certificates still good after the reverse stock split? Do I need to exchange them for new stock certificates?

A.    As of the effective date of the reverse stock split, each certificate representing pre-split shares of common stock will, until surrendered and exchanged, be deemed to represent only the relevant number of post-split shares of common stock and the right to receive the amount of cash for any fractional shares as a result and at the time of the reverse stock split. As soon as practicable after the effective date of the reverse stock split, our transfer agent, Corporate Stock Transfer, will mail you a letter of transmittal. Upon receipt of your properly completed and executed letter of transmittal and your stock certificate(s), you will be issued the appropriate number of shares of common stock either as stock certificates (including legends, if appropriate) or electronically in book-entry form, as determined by MagneGas.

Q.    What if I hold some or all of my shares electronically in book-entry form? Do I need to take any action to receive post-split shares?

A.    If you hold shares of our common stock in book-entry form (that is, you do not have stock certificates evidencing your ownership of our common stock but instead received a statement reflecting the number of shares registered in your account), you do not need to take any action to receive your post-split shares or, if applicable, your cash payment in lieu of any fractional share interest. If you are entitled to post-split shares, a transaction statement will be sent automatically to your address of record indicating the number of shares you hold.

Q.    What happens to any fractional shares resulting from the reverse stock split?

A.    If you would be entitled to receive fractional shares as a result of the reverse stock split because you hold a number of shares of common stock before the reverse stock split that is not evenly divisible (in other words, it would result in a fractional interest following the reverse stock split), you will be entitled, upon surrender of certificate(s) representing your shares, to a cash payment in lieu of the fractional shares without interest.

Q.    What happens to equity awards under MagneGas’s Amended and Restated 2014 Equity Incentive Award Plan as a result of the reverse stock split?

A.    All shares of common stock subject to the outstanding equity awards (including stock options, performance shares and restricted stock) under MagneGas’s Amended and Restated 2014 Equity Incentive Award Plan (the “Equity Plan”) will be converted upon the effective date of the reverse stock split into one-tenth of the number of such shares immediately preceding the reverse stock split (subject to adjustment for fractional interests). In addition, the exercise price of outstanding equity awards (including stock options and stock appreciation rights) will be adjusted to ten times the exercise price specified before the reverse stock split. As a result, the approximate aggregate exercise price will remain the same following the reverse stock split. No fractional shares will be issued pursuant to the Equity Incentive Plan following the reverse stock split. Therefore, if the number of shares subject to the outstanding equity awards immediately before the reverse stock split is not evenly divisible (in other words, it would result in a fractional interest following the reverse stock split), the number of shares of common stock issuable pursuant to such equity awards (including upon exercise of stock options and stock appreciation rights) will be rounded up to the nearest whole number.

Q. What is the effect of MagneGas’s increase of its authorized common stock?

A. An increase in the authorized number of shares of common stock will provide us with the flexibility to engage in future corporate transactions, such as financings, investment opportunities, acquisitions of other companies, stock dividends, restricted stock and stock option grants or other corporate purposes determined by the Board of Directors to be advisable. The availability of additional authorized shares for issuance from time to time in the Board’s discretion is desirable in order to avoid repeated separate amendments to our Certificate of Incorporation and the delay and expense incurred in holding special meetings of the stockholders to approve such amendments. A vote to increase the number of authorized shares of common stock will provide us with the flexibility for future activities required to support our business plan. If the proposal is approved, the shares will only be authorized and not immediately issued. Any subsequent issuance of common stock would have the effect of diluting existing shareholders.

Q. What is the reason for Amending and Restating MagneGas’s Charter?

A. Over the past decade MagneGas has made a number of amendments to its Charter, each of which is currently represented by a separate document. The purpose of amending and restating the Charter in its entirety is to integrate all of the amendments that have been made by the Company to the Charter into one unified document. In addition, the Amended and Restated Certificate of Incorporation will contain other modifications to the Charter such as deleting certain provisions that are no longer applicable. These other modifications do not modify the stockholders’ rights with respect to the Company or impose any new obligations on the Company.

Q.    Who can vote at the Special Meeting?

A.    Our Board of Directors has set April 7, 2017, as the record date (the “Record Date”) for the Special Meeting. All stockholders of record at the close of business on the Record Date may attend and vote at the Special Meeting. Each holder of common stock is entitled to one vote for each share of common stock held as of the Record Date on all matters to be voted on. Each holder of Series A Preferred Stock is entitled to 100,000 votes for each share of Series A Preferred Stock held as of the Record Date on all matters to be voted on. On the Record Date, there were 59,597,531 shares of our common stock outstanding and 1,000,000 shares of our Series A Preferred Stock outstanding. Shares held as of the Record Date include shares that are held directly in your name as the stockholder of record and those shares held for you as a beneficial owner through a broker, bank or other nominee.

Q.    What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.    Most stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of record - If your shares are registered directly in your name with MagneGas’s transfer agent, Corporate Stock Transfer, you are considered the stockholder of record with respect to those shares and the Notice has been sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the proxyholders identified in MagneGas’s form of proxy or to vote in person by ballot at the Special Meeting.

Beneficial owners - If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Special Meeting unless you request a “legal proxy” from the broker, bank or other nominee who holds your shares, giving you the right to vote the shares at the Special Meeting.

Q.    How can I vote my shares in person at the Special Meeting?

A.    Shares held directly in your name as the stockholder of record may be voted in person by ballot at the Special Meeting. If you choose to vote in person by ballot, please bring your proxy card or proof of identification to the Special Meeting. Even if you plan to attend the Special Meeting, MagneGas recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Special Meeting. If you hold your shares in street name, you must request a “legal proxy” from your broker, bank or other nominee in order to vote in person by ballot at the Special Meeting.

Q.    How can I vote my shares without attending the Special Meeting?

A.    Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Special Meeting. If you are a stockholder of record, you may vote by submitting a proxy; please refer to the voting instructions in the Notice or below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank or other nominee; please refer to the voting instructions provided to you by your broker, bank or other nominee.

•	Internet - Stockholders of record with Internet access may submit proxies by following the “Vote by Internet” instructions on the Notice, or by logging into the secure website, which will be listed on your Notice and following the instructions provided. Most of our stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, banks or other nominees. A large number of banks and brokerage firms are participating in Broadridge Financial Solutions, Inc.’s online program. This program provides eligible stockholders who hold their shares beneficially the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for stockholders who hold their shares beneficially whose bank or brokerage firm is participating in Broadridge’s program.

•	Telephone - If you are a record stockholder and have telephone access, you may vote your shares by calling the toll-free number listed on the proxy card and following the instructions provided. If you hold your shares beneficially, you may vote by telephone by following the instructions provided by your bank or broker.

•	Mail - If you request a printed set of the proxy materials, you may submit your proxy by mail by signing your proxy card if your shares are registered in your name as record holder or, for shares held beneficially in street name, by following the voting instructions included by your broker, bank or other agent, and mailing it in accordance with the instructions provided. If you provide specific voting instructions, your shares will be voted as you have instructed.

Votes submitted via the Internet or by telephone should be received by 11:59 p.m. Eastern Time on May 16, 2017 to ensure that your shares are voted. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Special Meeting. Even if you plan to attend the Special Meeting, we encourage you to submit your proxy to vote your shares in advance of the Special Meeting.

We provide Internet and telephone proxy voting with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet and telephone access, such as usage charges from Internet access providers and telephone companies.

Q.    What happens if I do not cast a vote?

A.    Stockholders of record - If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Special Meeting. Such a failure to vote will have the same effect as a vote “against” each of the proposals to be submitted at the Special Meeting.

Beneficial owners - If you hold your shares in street name and you do not cast your vote, your bank, broker or other nominee will have discretion to vote any uninstructed shares on each of the proposals at the Special Meeting. Accordingly, and, thus, we do not expect to receive any broker non-votes on any of these proposals.

Q.    How can I change or revoke my vote?

A.    Subject to any rules your broker, bank or other nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Special Meeting.

Stockholders of record - If you are a stockholder of record, you may change your vote by (1) filing with our Corporate Secretary, prior to your shares being voted at the Special Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares; or (2) attending the Special Meeting and voting in person by ballot (although attendance at the Special Meeting will not, by itself, revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our Corporate Secretary prior to the taking of the vote at the Special Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Corporate Secretary or should be sent so as to be delivered to our principal executive offices, Attention: Corporate Secretary.

Beneficial owners - If you are a beneficial owner of shares held in street name, you may change your vote by (1) submitting new voting instructions to your broker, bank or other nominee; or (2) attending the Special Meeting and voting in person by ballot if you have obtained a “legal proxy” giving you the right to vote the shares from the broker, bank or other nominee who holds your shares.

In addition, a stockholder of record or a beneficial owner who has voted via the Internet or by telephone may also change his, her or its vote by making a timely and valid later Internet or telephone vote no later than 11:59 p.m., Eastern Time, on May 16, 2017.

Q.    What is a proxy card?

A.    The proxy card enables you to appoint Ermanno Santilli and Scott Mahoney, with full power of substitution, who we refer to as the proxyholders, as your representatives at the Special Meeting. By signing, dating and returning the proxy card, you are authorizing the proxyholders to vote your shares at the Special Meeting. Even if you plan to attend the Special Meeting, it is a good idea to sign, date and return your proxy card or vote by proxy via the Internet or telephone in advance of the Special Meeting just in case your plans change. You can vote in person by ballot at the Special Meeting even if you have already sent in your proxy card.

If a proposal comes up for vote at the Special Meeting that is not on the proxy card, the proxyholders will vote your shares according to their best judgment.

Q.    What happens if I do not give specific voting instructions?

A.    Stockholders of record - If you are a stockholder of record, and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Special Meeting.

Beneficial owners - If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of Nasdaq, the organization that holds your shares may generally vote at its discretion on all proposals.

Q.    If I hold shares through a broker, how do I vote them?

A.    Your broker will forward instructions to you regarding the manner in which you can direct your broker as to how you would like your shares to be voted. If you have not received these instructions or have questions about them, you should contact your broker directly.

Q.    What does it mean if I receive more than one Notice?

A.     If you received more than one Notice, each containing a different control number, this means that you have multiple accounts holding shares of our common stock. These may include accounts with our transfer agent, Corporate Stock Transfer, and accounts with a broker, bank or other holder of record. Please vote all proxy cards for which you receive a Notice to ensure that all of your shares are voted.

Q.    How may I obtain a separate Notice or a separate set of proxy materials?

A.    If you share an address with another stockholder, each stockholder may not receive a separate Notice or a separate copy of the proxy materials. Stockholders who do not receive a separate Notice or a separate copy of the proxy materials may request to receive a separate Notice or a separate copy of the proxy materials by contacting D.F. King & Co., Inc. (1) by mail at 48 Wall Street, New York, NY 10005, or (2) by calling (866) 416-0577. Alternatively, stockholders who share an address and receive multiple Notices or multiple copies of our proxy materials may request to receive a single copy by following the instructions above. Any stockholder who fails to object in writing to the Company, within 60 days of having been given written notice of the Special Meeting, shall be deemed to have consented to receiving such single written notice.

Q.    How can I get electronic access to the proxy materials?

A.    You can view the proxy materials on the Internet at www.fcrvote.com/mnga. Please have your control number available. Your control number can be found on your Notice.

Q.    How can I attend the Special Meeting?

A.    The Special Meeting is open to all of our stockholders. The Special Meeting will be held at MagneGas’s headquarters located at 11885 44th Street North, Clearwater, Florida 33762, and directions may be found on our website at www.magnegas.com.

Q.    Why is my vote important?

A.    Your vote is important because the proposals must receive the affirmative vote of a majority of the outstanding shares of common stock, voting as a separate class, and the affirmative vote of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, in each case entitled to vote at the Special Meeting in order to pass. Also, unless a majority of the shares of common stock and a majority of the shares of Series A Preferred Stock outstanding as of the Record Date are voted or present at the Special Meeting, we will not have a quorum, and we will be unable to transact any business at the Special Meeting. In that event, we would need to adjourn the Special Meeting until such time as a quorum can be obtained.

Q: Who will pay the costs of this proxy solicitation?

A: We will bear the entire cost of solicitation of proxies, including maintenance of the Internet website used to access the proxy materials; maintenance of the Internet website used to vote; and preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders who request paper copies of such materials. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies. We expect to pay D.F. King & Co., Inc. $10,000, plus reimbursement of reasonable expenses. We and our directors, officers and regular employees may solicit proxies by mail, personally, by telephone or by other appropriate means. No additional compensation will be paid to directors, officers or other regular employees for such services. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such shares, and we may reimburse them for their costs in forwarding the solicitation materials to such beneficial owners.

Q.    Where can I find the voting results of the meeting?

A.    The preliminary voting results will be announced at the Special Meeting. The final voting results will be reported in a current report on Form 8-K, which will be filed with the Securities and Exchange Commission (the “SEC”) within four business days after the Special Meeting. If our final voting results are not available within four business days after the Special Meeting, we will file a current report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the current report on Form 8-K within four business days after the final voting results are known to us.

PROPOSAL ONE

APPROVAL OF A PROPOSED AMENDMENT TO
MAGNEGAS’S CERTIFICATE OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT

Overview

The Board of Directors has unanimously adopted resolutions approving and recommending to the stockholders for their approval a proposed amendment to the Charter that would, at the discretion of the Board of Directors, effect a reverse stock split of all of the outstanding shares of common stock, whereby each ten outstanding shares of common stock would be combined, converted and changed into one share of common stock.

The par value per share of common stock would remain unchanged at $0.001 per share after the reverse stock split. In addition, the reverse stock split will not reduce the number of authorized shares of common stock. Please see the table below under the heading “Principal Effects of the Reverse Stock Split” for an illustration of the effects of this proposed amendment to the Charter (which is referred to in this proxy statement as the “reverse stock split”).

The text of the proposed form of certificate of amendment to the Charter to effect the reverse stock split is attached to this proxy statement as Appendix A. However, such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware or as the Board of Directors deems necessary and advisable to effect the reverse stock split (provided that no changes may be made to the amendments to Article FOURTH of the Charter set forth in Exhibit B). The Board of Directors shall have the authority to abandon, and not to effect, such amendment.

The Board of Directors has recommended that the proposed amendment be presented to stockholders for approval. Upon receiving stockholder approval of the proposed amendment, the Board of Directors will have the sole discretion to elect, as it determines to be in the best interests of MagneGas and its stockholders, whether to effect (or abandon) the reverse stock split. As described in greater detail below, the reverse stock split is proposed to be effected to increase the price of the common stock to, among other things, meet the $1.00 minimum closing bid price requirement for continued listing on Nasdaq.

If the Board of Directors determines to effect the reverse stock split by causing the amendment to the Charter to be filed with the Secretary of State of the State of Delaware, the Charter would be amended accordingly. Approval of the reverse stock split will authorize the Board of Directors in its discretion to effectuate the reverse stock split. As noted, the Board of Directors will have the discretion to abandon the reverse stock split if it no longer believes it to be in the best interests of MagneGas and its stockholders, including if the Board of Directors determines that the reverse stock split will not impact MagneGas’s ability to meet the continued listing requirements of Nasdaq or if such objective is no longer necessary or desirable, or for any other reason in the business judgment and discretion of the Board of Directors. MagneGas currently expects that the Board of Directors will cause MagneGas to effect the reverse stock split as soon as practicable after the receipt of the requisite stockholder approval.

If the Board of Directors elects to effect the reverse stock split following stockholder approval, the number of issued and outstanding shares of common stock would be reduced in accordance with the reverse stock split ratio. Except for adjustments that may result from the treatment of fractional shares, each stockholder will hold the same percentage of the outstanding common stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. As described in greater detail below, as a result of the reverse stock split, stockholders who hold less than ten shares of common stock will no longer be stockholders of MagneGas on a post-split basis.

The Board of Directors, with input from senior management, regularly reviews and evaluates MagneGas’s business, strategic plans and prospects, including the performance of the common stock, with the goal of maximizing stockholder value. On April 6, 2017, the Board of Directors reviewed benchmarking data concerning various paths to maximizing stockholder value, including the review and evaluation of a reverse stock split. After review and discussion with an independent advisor, the Board of Directors determined that the proposed reverse stock split is necessary for execution of MagneGas’s standalone business plans and strategy, including the continued listing of the common stock on Nasdaq. In addition, the Board of Directors believes the reverse stock split will provide a number of other benefits to MagneGas and its stockholders, including improving the marketability and liquidity of our common stock.

The Board of Directors does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Certain of our officers and directors have an interest in the reverse stock split as a result of their ownership of common stock, as set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

Purposes of the Reverse Stock Split

Nasdaq Listing. The common stock is currently listed on Nasdaq under the symbol “MNGA.” Among other requirements, the listing maintenance standards established by Nasdaq require the common stock to have a minimum closing bid price of at least $1.00 per share. Pursuant to the Nasdaq Marketplace Rules, if the closing bid price of the common stock is not equal to or greater than $1.00 for 30 consecutive business days, Nasdaq will send a deficiency notice to MagneGas. Thereafter, if the common stock does not close at a minimum bid price of $1.00 or more for 10 consecutive trading days within 180 calendar days of the deficiency notice, Nasdaq may determine to delist the common stock.

Through the date of filing this proxy statement, the last date the closing bid price of the common stock satisfied the $1.00 minimum closing bid price requirement was May 17, 2016. As a result, on June 16, 2016, MagneGas received a notice of deficiency from Nasdaq indicating that if MagneGas did not comply with the minimum bid price rules by December 13, 2016, Nasdaq may delist the common stock.

At the beginning of December 2016, the Company determined that it would not be in compliance with the minimum bid price rule by December 13, 2016, which would subject the Company’s common stock to delisting from Nasdaq. As a result, the Company notified Nasdaq and applied for an extension of the cure period, as permitted under the original notice of deficiency. In the application, the Company indicated that it met all other continuing listing requirements for Nasdaq and provided written notice of its intention to cure the deficiency during the second compliance period of an additional 180 days by effecting a reverse stock split, if necessary.

On December 14, 2016, MagneGas received notice that its common stock satisfied applicable listing criteria for listing on Nasdaq (other than compliance with the minimum closing bid price requirement), and therefore, MagneGas was afforded an additional 180 calendar days to comply with the minimum bid price requirement.

The Board of Directors has determined that, absent approval by stockholders of the reverse stock split, MagneGas will likely be unable to meet the $1.00 minimum closing bid price requirement for continued listing on Nasdaq. If the stockholders do not approve the reverse stock split proposal and the closing price of the common stock does not otherwise meet the $1.00 minimum closing bid price requirement, the Board of Directors expects that the common stock will be delisted from Nasdaq on June 12, 2017.

In the event the common stock is no longer eligible for continued listing on Nasdaq, MagneGas would be forced to seek to be traded on the OTC Bulletin Board or in the “pink sheets.” These alternative markets are generally considered to be less efficient than, and not as broad as, Nasdaq, and therefore less desirable. Accordingly, the Board of Directors believes delisting of the common stock would likely have a negative impact on the liquidity and market price of the common stock and may increase the spread between the “bid” and “asked” prices quoted by market makers.

The Board of Directors has considered the potential harm to MagneGas of a delisting from Nasdaq and believes that delisting could, among other things, adversely affect (i) the trading price of the common stock and (ii) the liquidity and marketability of shares of the common stock. This could reduce the ability of holders of the common stock to purchase or sell shares of common stock as quickly and as inexpensively as they have done historically.

Delisting could also adversely affect MagneGas’s relationships with vendors and customers who may perceive MagneGas’s business less favorably, which would have a detrimental effect on MagneGas’s relationships with these entities.

Furthermore, if the common stock was no longer listed on Nasdaq, it may reduce MagneGas’s access to capital and cause MagneGas to have less flexibility in responding to MagneGas’s capital requirements. Certain institutional investors may also be less interested or prohibited from investing in the common stock, which may cause the market price of the common stock to decline.

In addition, MagneGas would no longer be deemed a “covered security” under Section 18 of the Securities Act of 1933, as amended, and therefore would lose its exemption from state securities regulations. As a result, MagneGas would need to comply with various state securities laws with respect to issuances of its securities, including equity award grants to employees. As a public company, MagneGas would not have the benefit of certain exemptions applicable to privately-held entities, which would make granting equity awards to MagneGas’s employees more difficult.

Potential Increased Investor Interest. The Board of Directors believes that the reverse stock split will provide a number of benefits to MagneGas and its existing stockholders, which may lead to an increase in investor interest, including:

1.    Reduced Short-Term Risk of Illiquidity. The Board of Directors understands that a higher stock price may increase investor confidence by reducing the short-term risk of illiquidity and lack of marketability of the common stock that may result from the delisting of the common stock from Nasdaq.

2.    Decreasing Transaction Costs. Investors may also be dissuaded from purchasing stocks below certain prices because the brokerage commissions, as a percentage of the total transaction value, tend to be higher for such low-priced stocks.

3.    Stock Price Requirements. The Board of Directors understands that some brokerage houses and institutional investors may have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers or by restricting or limiting the ability to purchase such stocks on margin. In addition, analysts at brokerage firms may not monitor the trading activity or otherwise provide coverage of lower priced stocks.

Other Potential Benefits. The Board of Directors believes that a higher stock price would help MagneGas attract and retain employees and other service providers. It is the view of the Board of Directors that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the size of the company’s market capitalization. Accordingly, if the reverse stock split successfully increases the per share price of the common stock, the Board of Directors believes this increase will enhance MagneGas’s ability to attract and retain employees and service providers.

Risks Associated with the Reverse Stock Split

The reverse stock split could result in a significant devaluation of MagneGas’s market capitalization and trading price of the common stock, and we cannot assure you that the proposed reverse stock split will increase our stock price and have the desired effect of maintaining compliance with Nasdaq listing rules.

The Board of Directors expects that a reverse stock split of the outstanding common stock will increase the market price of the common stock. However, MagneGas cannot be certain whether the reverse stock split would lead to a sustained increase in the trading price or the trading market for the common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•	the market price per share of the common stock after the reverse stock split will rise in proportion to the reduction in the number of pre-split shares of common stock outstanding before the reverse stock split;

•	the reverse stock split will result in a per share price that will attract brokers and investors, including institutional investors, who do not trade in lower priced stocks;

•	the reverse stock split will result in a per share price that will increase MagneGas’s ability to attract and retain employees and other service providers;

•	the market price per post-split share will remain in excess of the $1.00 minimum closing bid price as required by the Nasdaq Marketplace Rules or that MagneGas would otherwise meet the requirements of Nasdaq for continued inclusion for trading on Nasdaq; and

•	the reverse stock split will increase the trading market for the common stock, particularly if the stock price does not increase as a result of the reduction in the number of shares of common stock available in the public market.

The market price of the common stock will also be based on MagneGas’s performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is consummated and the trading price of the common stock declines, the percentage decline as an absolute number and as a percentage of MagneGas’s overall market capitalization may be greater than would occur in the absence of the reverse stock split. Furthermore, the liquidity of the common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split and this could have an adverse effect on the price of the common stock. If the market price of the shares of common stock declines subsequent to the effectiveness of the reverse stock split, this will detrimentally impact MagneGas’s market capitalization and the market value of MagneGas’s public float.

The reverse stock split may result in some stockholders owning “odd lots” that may be more difficult to sell or require greater transaction costs per share to sell.

The reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of common stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

Because of the reverse stock split ratio, certain stockholders may no longer have any equity interest in MagneGas.

Based on the reverse stock split ratio of one-for-ten, certain stockholders might be fully cashed out in the reverse stock split and thus, after the reverse stock split takes effect, such stockholders would no longer have any equity interest in MagneGas and therefore would not participate in our future earnings or growth, if any. It will not be possible for cashed out stockholders, if any, to re-acquire an equity interest in MagneGas unless they purchase an interest from a remaining stockholder or in a future equity financing by MagneGas.

The reverse stock split may not help generate additional investor interest.

There can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

Effective Date

Assuming the Board of Directors exercises its discretion to effect the reverse stock split, the reverse stock split will become effective as of the date and time (the “Effective Date”) that the certificate of amendment to the Charter to effect the foregoing is filed with the Secretary of State of the State of Delaware (or such later date and time as is stated in such certificate) in accordance with the Delaware General Corporation Law (the “DGCL”), without any further action on the part of stockholders and without regard to the date that any stockholder physically surrenders the stockholder’s certificates representing pre-split shares of common stock for certificates representing post-split shares. The Board of Directors, in its discretion, may delay or decide against effecting the reverse stock split and the filing of the certificate of amendment to the Charter to effect the reverse stock split without re-soliciting stockholder approval. It is currently anticipated that if stockholder approval is obtained for the reverse stock split described in this proposal, the Board of Directors would cause MagneGas to effect the foregoing as soon as practicable after obtaining such stockholder approval.

Principal Effects of the Reverse Stock Split

After the Effective Date, each stockholder will own a reduced number of shares of the common stock. However, MagneGas expects that the market price of the common stock immediately after the reverse stock split will increase substantially above the market price of the common stock immediately prior to the reverse stock split. The proposed reverse stock split will be effected simultaneously for all of the outstanding shares of common stock, and the ratio for the reverse stock split will be the same for all of the outstanding shares of common stock. The reverse stock split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest in MagneGas (except to the extent that the reverse stock split would result in any of the stockholders owning a fractional share as described below). Likewise, the reverse stock split will affect all holders of outstanding equity awards under the Equity Plan substantially the same (except to the extent that the reverse stock split would result in a fractional interest as described below). Proportionate voting rights and other rights and preferences of the holders of common stock will not be affected by the proposed reverse stock split (except to the extent that the reverse stock split would result in any stockholders owning a fractional share as described below). For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to the reverse stock split would continue to hold approximately 2% of the voting power of the outstanding shares of common stock immediately after the reverse stock split. The number of stockholders of record also will not be affected by the proposed reverse stock split (except to the extent that the reverse stock split would result in any stockholders owning only a fractional share as described below).

The par value per share of the common stock would remain unchanged at $0.001 per share after the reverse stock split. In addition, the reverse stock split will not reduce the number of authorized shares of common stock.

MagneGas will continue to have 10,000,000 shares of authorized preferred stock, of which 1,000,000 shares are designated as Series A Preferred Stock and are outstanding.

After giving effect to the reverse stock split, a total of approximately 145,439 shares of common stock will be reserved for issuance pursuant to outstanding convertible notes and a total of 2,500,000 shares of common stock will be reserved for issuance pursuant to outstanding warrants.

Based on the number of shares of the common stock issued or reserved for issuance under the Equity Incentive Plan as of April 7, 2017, 0 shares of common stock will be issued or reserved for issuance following the reverse stock split, leaving 3,427 shares unissued and unreserved for issuance.

The proposed reverse stock split will reduce the number of shares of common stock available for issuance under the Equity Incentive Plan. All shares of common stock subject to outstanding equity awards (including stock options, performance shares and stock appreciation rights) under the Equity Incentive Plan and the number of shares of common stock which have been authorized for issuance under the Equity Incentive Plan but as to which no equity awards have yet been granted or which have been returned to the Equity Incentive Plan upon cancellation or expiration of such equity awards will be converted on the Effective Date into one-tenth of the number of such shares immediately preceding the reverse stock split (subject to adjustment for fractional interests). In addition, the exercise price of outstanding stock options and stock appreciation rights will be adjusted to ten times the exercise price specified before the reverse stock split. This will result in approximately the same aggregate price being required to be paid as immediately preceding the reverse stock split. No fractional shares with respect to the shares subject to the outstanding equity awards (including stock options, performance shares and stock appreciation rights) under the Equity Incentive Plan will be issued following the reverse stock split. Therefore, if the number of shares subject to any outstanding equity award under the Equity Incentive Plan immediately before the reverse stock split is not evenly divisible (in other words, it would result in a fractional interest following the reverse stock split), the number of shares of common stock subject to such equity award (including upon exercise of stock options and stock appreciation rights) will be rounded up to the nearest whole number. For additional information on the treatment of any fractional interest that may arise as a result of the reverse stock split relating to equity awards under the Equity Incentive Plan, please see the section below under the heading “Effect of the Reverse Stock Split on Equity Awards.”

The effects of the proposed amendment to the Charter are illustrated in the below table as of April 7, 2017, including (1) the approximate percentage reduction in the outstanding number of shares of common stock, (2) the approximate number of shares of common stock that would be (i) authorized, (ii) issued and outstanding, (iii) issued but held by MagneGas in treasury stock, (iv) reserved for issuance pursuant to outstanding convertible notes, (v) reserved for issuance pursuant to outstanding warrants, (vi) authorized but reserved for issuance upon exercise of outstanding equity awards pursuant to the Equity Plan, (vii) authorized but reserved for issuance under the Equity Incentive Plan (but not subject to outstanding equity awards), and (viii) authorized but not issued or outstanding, or reserved for issuance under the Equity Incentive Plan, and (3) the approximate percentage of authorized shares not issued or outstanding, or reserved for issuance under the Equity Incentive Plan:

	Pre-Reverse Stock Split	Post-Reverse Stock Split

Percentage Reduction of Shares Outstanding	0%	0%
Authorized Shares of Common Stock	90,000,000	90,000,000
Shares Outstanding	59,597,531	5,959,754
Issued But Not Outstanding (Held by MagneGas in Treasury Stock)	-
Reserved for Issuance Pursuant to Outstanding Convertible Notes	-
Reserved for Issuance Pursuant to Outstanding Warrants	25,000,000	2,500,000
Reserved for Issuance Upon Exercise/Release of Outstanding Equity Awards Under the Equity Incentive Plan	-
Reserved for Issuance Under the Equity Incentive Plan (but not Subject to Outstanding Equity Awards)	34,269	3,427
Authorized but not Issued or Outstanding, or Reserved for Issuance Under the Equity Incentive Plan	34,269	3,427
Percentage of Authorized Shares not Issued or Outstanding, or Reserved for Issuance Under Convertible Notes, Warrants and the Equity Incentive Plan	27.82%	2.78%

If the proposed reverse stock split is implemented, it may increase the number of stockholders who own “odd lots” of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd lots may be higher than the costs of transactions of more than 100 shares of common stock.

The common stock is currently registered under Section 12(b) of the Exchange Act, and MagneGas is subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act. If the proposed reverse stock split is implemented, the common stock will continue to be reported on Nasdaq under the symbol “MNGA” (although Nasdaq will add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred). After the end of this period, MagneGas’s ticker symbol will revert to “MNGA.”

The proposed amendment to the Charter will not change the terms of the common stock. After the reverse stock split, the shares of the common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized. Each stockholder’s percentage ownership of the new common stock will not be altered except for the effect of eliminating fractional shares (which is discussed in more detail below). The common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. Following the reverse stock split, MagneGas will continue to be subject to the periodic reporting requirements of the Exchange Act.

Treatment of Fractional Shares

No scrip or fractional shares would be issued if, as a result of the reverse stock split, a registered stockholder would otherwise become entitled to a fractional share. Instead, MagneGas would pay to the registered stockholder, in cash, the value of any fractional share interest arising from the reverse stock split. The cash payment would equal the closing sales price of the common stock as reported on Nasdaq as of the Effective Date multiplied by the number of shares of pre-split common stock held by the stockholder that would otherwise have been exchanged for such fractional share. No transaction costs would be assessed to stockholders for the cash payment. Stockholders would not be entitled to receive interest for the period of time between the Effective Date and the date payment is made for their fractional shares. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment as described herein. This cash payment merely represents a mechanical rounding off of the fractions in the exchange. For a discussion of the treatment of any fractional interest that may arise as a result of the reverse stock split relating to equity awards under the Equity Incentive Plan, please see the section below under the heading “Effect of the Reverse Stock Split on Equity Awards.”

As a result of the reverse stock split, stockholders who hold less than nine shares of common stock will no longer be stockholders of MagneGas on a post-split basis. In other words, any holder of ten or fewer shares of common stock prior to the effectiveness of the reverse stock split would only be entitled to receive cash for the fractional share of common stock such stockholder would hold on a post-split basis. The actual number of stockholders that will be eliminated will depend on the actual number of stockholders holding less than ten shares of common stock on the Effective Date. Reducing the number of post-split stockholders, however, is not the purpose of the reverse stock split.

If you do not hold sufficient shares of pre-split common stock to receive at least one post-split share of common stock and you want to hold common stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed before the reverse stock split is effected:

•	purchase a sufficient number of shares of common stock so that you would hold at least ten shares of common stock in your account prior to the implementation of the reverse stock split that would entitle you to receive at least one share of common stock on a post-split basis; or

•	if applicable, consolidate your accounts so that you hold at least ten shares of common stock in one account prior to the reverse stock split that would entitle you to at least one share of common stock on a post-split basis. Common stock held in registered form (that is, shares held by you in your own name on MagneGas’s share register maintained by its transfer agent) and common stock held in “street name” (that is, shares held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and would not be aggregated when implementing the reverse stock split. Also, shares of common stock held in registered form but in separate accounts by the same investor would not be aggregated when implementing the reverse stock split.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where MagneGas is domiciled and where the funds for fractional shares would be deposited, sums due to stockholders in payment for fractional shares that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect of the Reverse Stock Split on Convertible Notes and Warrants

The reverse stock split will require that proportionate adjustments be made to the conversion rate, the per share exercise price and the number of shares issuable upon the exercise or conversion of the following outstanding securities issued by the Company, in accordance with the reverse stock split ratio (all figures are as of April 7, 2017):

•	$829,000 in outstanding principal balance of our convertible notes due in June 2021; and,

•	warrants to purchase 25,000,000 shares of common stock.

The adjustments to the above securities, as required by the reverse stock split and in accordance with the reverse stock split ratio, would result in approximately the same aggregate price being required to be paid under such securities upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise or conversion, immediately following the reverse stock split as was the case immediately preceding the reverse stock split.

Effect of the Reverse Stock Split on Equity Awards

On the Effective Date, the proposed reverse stock split will reduce the number of shares of common stock available for issuance under the Equity Incentive Plan. All shares of common stock subject to outstanding equity awards (including stock options, performance shares and stock appreciation rights) under the Equity Incentive Plan and the number of shares of common stock which have been authorized for issuance under the Equity Incentive Plan but as to which no equity awards have yet been granted or which have been returned to the Equity Incentive Plan upon cancellation or expiration of such equity awards will be converted on the Effective Date into one-tenth of the number of such shares immediately preceding the reverse stock split (subject to adjustment for fractional interests). In addition, the exercise price of outstanding equity awards will be adjusted to ten times the exercise price specified before the reverse stock split. This will result in approximately the same aggregate price being required to be paid as immediately preceding the reverse stock split. No fractional shares with respect to the shares subject to the outstanding equity awards under the Equity Incentive Plan will be issued following the reverse stock split. Therefore, if the number of shares subject to any outstanding equity award under the Equity Incentive Plan immediately before the reverse stock split is not evenly divisible (in other words, it would result in a fractional interest following the reverse stock split), the number of shares of common stock subject to such equity award (including upon exercise of stock options and stock appreciation rights) will be rounded up to the nearest whole number. This will result in an increase to the proportion of shares reserved for issuance under the Equity Incentive Plan to the number of authorized shares of common stock following the reverse stock split.

Board Discretion to Implement the Reverse Stock Split

If the reverse stock split is approved by stockholders at the Special Meeting, the actual reverse stock split will be effected, if at all, only upon a subsequent determination by the Board of Directors that the reverse stock split is in the best interests of MagneGas and its stockholders at the time. Such determination will be based upon certain factors, including existing and expected marketability and liquidity of the common stock, prevailing market conditions, the likely effect on the market price of the common stock and the ability and desirability of MagneGas to satisfy the continued listing requirements for Nasdaq and such other considerations as the Board of Directors, in its discretion, determines. Notwithstanding approval of the reverse stock split by the stockholders, the Board of Directors may, in its sole discretion, abandon the proposed amendment and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split, as permitted under Section 242(c) of the DGCL.

Exchange of Stock Certificates

As soon as practicable after the Effective Date, stockholders will be notified that the reverse stock split has been effected. MagneGas’s transfer agent will act as “exchange agent” for purposes of implementing the exchange of stock certificates. If any of your shares are held in certificated form (that is, you do not hold all of your shares electronically in book-entry form), you will receive a letter of transmittal from MagneGas’s exchange agent as soon as practicable after the Effective Date, which will contain instructions on how to obtain post-split shares. You must complete, execute and submit to the exchange agent the letter of transmittal in accordance with its instructions and surrender your stock certificate(s) formerly representing shares of stock prior to the reverse stock split (or an affidavit of lost stock certificate containing an indemnification of MagneGas for claims related to such lost stock certificate). Upon receipt of your properly completed and executed letter of transmittal and your stock certificate(s), you will be issued the appropriate number of shares of common stock either as stock certificates (including legends, if appropriate) or electronically in book-entry form, as determined by MagneGas. This means that, instead of receiving a new stock certificate, you may receive a direct registration statement that indicates the number of post-split shares you own in book-entry form. At any time after receipt of your direct registration statement, you may request a stock certificate representing your post-split ownership interest. If you are entitled to payment in lieu of any fractional share interest, payment will be made as described above under the heading “Treatment of Fractional Shares.” No direct registration statements, new stock certificates or payments in lieu of fractional shares will be issued to a stockholder until such stockholder has properly completed and executed a letter of transmittal and surrendered such stockholder’s outstanding certificate(s) to the exchange agent. If you hold any or all of your shares electronically in book-entry form, please see the section below under the heading “Effect on Registered Book-Entry Holders.”

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

In connection with the reverse stock split, the common stock will change its current CUSIP number. This new CUSIP number will appear on any new stock certificates issued representing shares of the post-split common stock.

Effect on Beneficial Owners

Stockholders holding common stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the reverse stock split than those that would be put in place by MagneGas for registered stockholders that hold such shares directly, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of a fractional share. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your bank, broker or nominee.

Effect on Registered Book-Entry Holders

MagneGas’s registered stockholders may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. These stockholders will not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

•	If you hold shares in a book-entry form, you do not need to take any action to receive your post-split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

•	If you are entitled to a payment in lieu of any fractional share interest, a check will be mailed to you at your registered address as soon as practicable after MagneGas’s transfer agent completes the aggregation and sale described above in “Treatment of Fractional Shares.” By signing and cashing this check, you will warrant that you owned the shares for which you receive a cash payment.

Accounting Consequences

The par value per share of the common stock would remain unchanged at $0.001 per share after the reverse stock split. As a result, on the Effective Date, the par value per share on MagneGas’s balance sheet attributable to the common stock will be reduced proportionally from its present amount, and the additional paid in capital account shall be credited with the amount by which the par value per share is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of common stock outstanding or held by MagneGas in treasury stock. MagneGas does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Stockholders are not entitled to appraisal rights under Delaware law with respect to the proposed amendment to the Charter to effect the reverse stock split.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a discussion of certain material U.S. federal income tax consequences of the reverse stock split. This discussion is included for general information purposes only and does not purport to address all aspects of U.S. federal income tax law that may be relevant to stockholders in light of their particular circumstances. Further, this discussion does not address any state, local or non-U.S. tax consequences of the reverse stock split. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and current Treasury Regulations, administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

All stockholders are urged to consult with their own tax advisors with respect to the tax consequences of the reverse stock split. This discussion does not address the tax consequences to stockholders who are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, partnerships (or entities treated as partnerships for U.S. federal income tax purposes), stockholders who are not U.S. holders (as defined herein), stockholders who hold their shares as “qualified small business stock” or “Section 1244” stock, broker-dealers and tax-exempt entities. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in Section 1221 of the Code.

As used herein, the term “U.S. holder” means a holder that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect to be treated as a U.S. person.

Other than the cash payments for fractional shares of common stock discussed above, no gain or loss should be recognized by a stockholder upon the exchange of pre-reverse stock split shares for post-reverse stock split shares. The aggregate tax basis of the post-reverse stock split shares will be the same as the aggregate tax basis of the pre-reverse stock split shares exchanged in the reverse stock split, reduced by any amount allocable to a fractional share for which cash is received. A stockholder’s holding period in the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares exchanged in the reverse stock split.

In general, the receipt of cash by a U.S. holder instead of a fractional share will result in a taxable gain or loss to such holder for U.S. federal income tax purposes. The amount of the taxable gain or loss to the U.S. holder will be determined based upon the difference between the amount of cash received by such holder and the portion of the basis of the pre-reverse stock split shares allocable to such fractional interest. The gain or loss recognized will constitute capital gain or loss and will constitute long-term capital gain or loss if the holder’s holding period is greater than one year as of the Effective Date.

A U.S. holder may be subject to information reporting with respect to any cash received in exchange for a fractional share interest in a new share in the reverse stock split. U.S. holders who are subject to information reporting and who do not provide a correct taxpayer identification number and other required information (e.g., by submitting a properly completed IRS Form W-9 or applicable IRS Form W-8) may also be subject to backup withholding, at their applicable rate. Any amount withheld under such rules is not an additional tax and may be refunded or credited against the U.S. holder’s U.S. federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

Vote Required and Recommendation of the Board of Directors

In accordance with our Charter, Delaware law and the Nasdaq listing rules, approval and adoption of Proposal One requires the affirmative vote of at least a majority of our issued and outstanding shares of common stock, voting as a separate class, and the affirmative vote of at least a majority of our issued and outstanding shares of Series A Preferred Stock, voting as a separate class, in each case entitled to vote either in person or by proxy at the Special Meeting. Abstentions and broker non-votes (if any) will have the same effect as a vote “AGAINST” this Proposal One.

The Board of Directors recommends that the stockholders vote “FOR” Proposal One.

PROPOSAL TWO

APPROVAL OF A PROPOSED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND TO MAKE such other modifications to the Charter as adopted by the Board of Directors

Overview

The Company’s Board of Directors has approved an Amended and Restated Certificate of Incorporation in the form of Appendix B hereto.

Since the initial filing of the Company’s Charter in 2005, there have been numerous amendments to the Charter, each of which is currently represented by a separate document. The Amended and Restated Certificate of Incorporation integrates all of the amendments that have been made by the Company to the Charter, into one unified document, which eliminates the need to refer to a number of separate documents in order to find the complete text of the Charter. In addition, the Amended and Restated Certificate of Incorporation includes the following amendments to the current Charter, as amended:

Increase of Authorized Capital

The Board of Directors has unanimously adopted resolutions approving and recommending to the stockholders for their approval a proposed amendment to the Charter to increase our authorized shares of common stock from 90,000,000 to 190,000,000 and to make a corresponding change to the number of authorized shares of all classes of capital stock.

We currently have a total of 100,000,000 shares of capital stock authorized under our Charter, consisting of 90,000,000 shares of common stock and 10,000,000 shares of preferred stock. Our Board of Directors is asking our stockholders to approve an amendment that will increase the number of authorized shares of common stock from 90,000,000 to 190,000,000, and increase the number of authorized shares of all classes of stock from 100,000,000 to 200,000,000. The number of shares of authorized preferred stock would remain unchanged.

Our Board of Directors has determined that it would be in our best interests to increase the number of authorized shares of common stock in order to provide our company with the flexibility to pursue all finance and corporate opportunities involving our common stock, which may include private or public offerings of our equity securities, or to issue stock dividends, without the need to obtain additional stockholder approvals. Each additional authorized share of common stock would have the same rights and privileges as each share of currently authorized common stock.

As of April 7, 2017, 59,597,531 shares (or approximately 5,959,754 shares after giving effect to the reverse stock split) of common stock were outstanding, leaving 30,402,469 shares (or approximately 84,040,247 shares after giving effect to the reverse stock split) of common stock available for issuance. As of April 7, 2017, we had not reserved any shares of common stock or any options pursuant to our equity award plan. Additionally, as of April 7, 2017, we had warrants outstanding to purchase 25,000,000 shares (or approximately 2,500,000 shares after giving effect to the reverse stock split) of common stock and convertible notes outstanding to purchase 1,454,386 shares (or approximately 145,439 shares after giving effect to the reverse stock split) of common stock.

We have 1,000,000 shares of preferred stock outstanding which are designated as Series A Preferred Stock, none of which are convertible into shares of common stock.

Our Board of Directors desires to have shares of common stock available to provide additional flexibility to use our common stock for business and financial purposes in the future as well to have sufficient shares available to provide appropriate equity incentives for our employees. The issuance of additional shares of common stock in the future will have the effect of diluting earnings per share, voting power and common shareholdings of stockholders. It could also have the effect of making it more difficult for a third party to acquire control of our company. The shares will be available for issuance by our Board of Directors for proper corporate purposes, including but not limited to, stock dividends, acquisitions, financings and equity compensation plans. Our management believes the increase in authorized share capital is in the best interests of our company and our stockholders and recommends that the stockholders approve the increase in authorized share capital.

Other Proposed Changes

Article FIFTH of the Charter, which identifies the mailing address and name of the incorporator of the Company, will be deleted in the Amended and Restated Certificate of Incorporation since this provision is no longer applicable. In addition, the Amended and Restated Certificate of Incorporation will contain other modifications to the Company’s Charter (such as conforming defined terms). These modifications do not modify the stockholders’ rights with respect to the Company or impose any new obligations on the Company.

If this Proposal Two is approved by the requisite vote of the stockholders, we will file an Amended and Restated Certificate of Incorporation with the Delaware Secretary of State as soon as reasonably practicable after the Special Meeting and as the Board determines, but in no event prior to the filing of the charter amendment to effect the reverse stock split if such reverse stock split is approved by the stockholders. The Amended and Restated Certificate of Incorporation shall become effective upon filing with the Delaware Secretary of State (or such later date and time as is stated in such certificate).

The text of the proposed Amended and Restated Certificate of Incorporation is attached to this proxy statement as Appendix B. However, such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware or as the Board of Directors deems necessary and advisable to effect the increase in authorized common stock. Notwithstanding approval of the Amended and Restated Certificate of Incorporation by the stockholders of the Corporation, the Board of Directors may abandon the Amended and Restated Certificate of Incorporation at any time prior to its effectiveness without further action by the stockholders.

This Proposal Two is not conditioned on the approval of Proposal One.

Vote Required and Recommendation of the Board of Directors

In accordance with our Charter, Delaware law and the Nasdaq listing rules, approval and adoption of Proposal Two requires the affirmative vote of at least a majority of our issued and outstanding shares of common stock, voting as a separate class, and the affirmative vote of at least a majority of our issued and outstanding shares of Series A Preferred Stock, voting as a separate class, in each case entitled to vote either in person or by proxy at the Special Meeting. Abstentions and broker non-votes (if any) will have the same effect as a vote “AGAINST” this Proposal Two.

The Board of Directors recommends that the stockholders vote “FOR” Proposal Two.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as noted below, the following table sets forth information with respect to the beneficial ownership of our common stock as of April 7, 2017 by each person or entity known by us to beneficially own more than 5 percent of our common stock, by our directors, by our named executive officers and by all our directors and executive officers as a group. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons listed in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Unless otherwise indicated, the address of each of the beneficial owners identified is c/o MagneGas Corporation, 11885 44th Street North, Clearwater, Florida 33762. As of the Record Date, there were 59,597,531 shares of our common stock outstanding.

Name of Beneficial Owner and Address	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Common Stock (1)	Amount and Nature of Beneficial Ownership of Preferred Stock		Percent of Preferred Stock (2)

Dr. Ruggero Maria Santilli 90 Eastwinds Ct Palm Harbor FL 34683	3,293,748	(3)	5.53%	1,000,000	(5)	100%
Directors and Executive Officers
Carla Santilli 90 Eastwinds Ct Palm Harbor FL 34683	3,293,748	(3)	5.53%	1,000,000	(4)	100%

Luisa Ingargiola 4826 Blue Jay Circle Palm Harbor FL 34083	792,878	(5)	*	1,000,000	(5)

Ermanno Santilli 90 Eastwinds Ct Palm Harbor FL 34683	1,304,304	(6)	2.27%	1,000,000	(5)

Scott Mahoney	222,222		*

Joe Stone	261,857		*

William Staunton	219,291		*

Robert Dingess	974,444		1.64%

Christopher Huntington	96,839		*

Kevin Pollack	234,795		*

All directors and officers as a group (9 people)	6,895,580	(7)	11.57%	1,000,000		100%

* Less than 1%.

(1)	Beneficial ownership is determined under the rules and regulations of the SEC, and generally includes voting or dispositive power with respect to such shares. Based on 59,597,531 shares of common stock outstanding as of April 7, 2017. Shares of common stock that a person has the right to acquire within 60 days are deemed to be outstanding and beneficially owned by that person for the purpose of computing the total number of shares beneficially owned by that person and the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group. Accordingly, the amounts in the table include shares of common stock that such person has the right to acquire within 60 days of April 7, 2017 by the exercise of stock options.

(2)	Based on 1,000,000 shares of Series A Preferred Stock issued and outstanding as of April 7, 2017. Each share of Series A Preferred Stock has voting rights of 100,000 votes per share. The total aggregate number of votes for the Series A Preferred Stock is 100 billion.

(3)	Consists of 2,418,677 restricted shares of Global Alpha; 186,000 restricted shares held by Global Beta, LLC, a privately owned company whose address is 35246 US 19 #215, Palm Harbor, FL 34684, of which Dr. Ruggero Santilli and Carla Santilli, the wife of Dr. Santilli, each own 50%; 313,000 restricted shares held by Clean Energies Tech, a privately owned company of which Dr. Santilli owns 50%; 270,000 restricted shares held by the RM Santilli Foundation, a foundation of which Mrs. Santilli controls 50%; 10,000 restricted shares held in Dr. Santilli’s (the Company’s previous CEO) own name; ; 76,320 free trading shares held in the name of Mrs. Santilli; 19,751 restricted shares held in the name of Mrs. Santilli. The principal address of Clean Energies Tech and the RM Santilli Foundation is 90 Eastwinds Ct., Palm Harbor, FL, 34683.

(4)	These shares are held by Global Alpha, a privately owned company of which Dr. Santilli and Mr. Santilli each own 50%. Ermanno Santilli and Luisa Ingargiola are voting members of Global Alpha but have no equity interest.

(5)	Consists of 241,304 restricted shares held in Ms. Ingargiola’s own name; 96,574 free trading shares held in a brokerage account; and 455,000 shares of common stock underlying options held by Ms. Ingargiola that are presently exercisable.

(6)	Consists of 326,804 restricted shares held in Mr. Santilli’s own name; 25,000 restricted shares held by MagneGas Arc Applied Solutions Europe, a privately owned company whose address is Rue Aux Fleurs 1, Brussels 1000 Belgium, of which Mr. Santilli owns more than 50%; 270,000 restricted shares held by the RM Santilli Foundation, a foundation of which Mr. Santilli controls 50%; and 682,500 shares of common stock underlying options held by Mr. Santilli that are presently exercisable.

(7)	The total does not equal the sum of each entry due to some shares being included in more than one entry.

Pursuant to Rule 13d-3(d)(1)(i) the percentage calculations use different totals of outstanding securities for the purpose of determining ownership. Any securities not outstanding which are subject to such options, warrants, rights or conversion privileges shall be deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of the class by any other person.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our proxy statement for the 2017 annual meeting, the Secretary must receive the written proposal at our principal executive offices no later than the deadline stated below. Such proposals must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

MagneGas Corporation

Attention: Secretary

11885 44th Street North

Clearwater, FL 33762

Tel: (727) 934-3448

Under Rule 14a-8, to be timely, a stockholder’s notice for a proposal must be received at our principal executive offices not less than 120 calendar days before the date of our proxy statement release to stockholders in connection with the previous year’s annual meeting. However, if we did not hold an annual meeting in the previous year or if the date of this year’s annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials. Therefore, stockholder proposals intended to be presented at the 2017 annual meeting must be received by us at our principal executive office no later than a reasonable time before we begin to print and send our proxy material. During 2017, we will announce the date of our annual meeting and the date we plan on printing and sending our proxy material and the deadline for the submission of stockholder proposals. Stockholders wishing to submit proposals to be presented directly at our 2017 annual meeting of stockholders instead of by inclusion in the proxy statement for the 2017 annual meeting must follow the submission criteria set forth in our Bylaws, and applicable law concerning stockholder proposals. Upon receipt of any proposal, we will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.

While our Board will consider proper stockholder proposals that are properly brought before the annual meeting, we reserve the right to omit from our proxy statement for the 2017 annual meeting stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 thereunder.

OTHER MATTERS

MagneGas knows of no other matters to be submitted at the Special Meeting. If any other matters properly come before the Special Meeting, it is the intention of the proxy holders named in the enclosed form of proxy to vote the shares they represent according to their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS OF MAGNEGAS CORPORATION,

Ermanno Santilli

Chief Executive Officer

April 20, 2017

Clearwater, Florida

APPENDIX A

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

MAGNEGAS CORPORATION

MagneGas Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is MagneGas Corporation.

2.	This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on December 9, 2005 as amended to date (as amended, the “Certificate of Incorporation”).

3.	Article FOURTH of the Certificate of Incorporation is hereby amended by adding the following to the end of the first paragraph of Article FOURTH:

“Effective at 5:00 p.m. Eastern Time on May ___, 2017 (the “Effective Time”), each ten (10) shares of the Corporation’s Common Stock, par value $0.001 per share (“Common Stock”), issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall automatically be combined, reclassified and changed into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional interests as described below. Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the combination effected by the preceding sentence. Stockholders of record who otherwise would be entitled to receive fractional shares in connection with such combination will instead be entitled to receive, in lieu of such fractional shares, an amount in cash equal to the product of (i) the closing sales price of the Common Stock as reported on The Nasdaq Capital Market as of the Effective Time, multiplied by (ii) the number of shares of Common Stock held by the stockholder immediately prior to the Effective Time that would otherwise have been exchanged for such fractional shares. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional interests as described above.”

4.	The foregoing amendment was duly adopted in accordance with Sections 141 and 242 of the General Corporation Law of the State of Delaware.

5.	Thereafter, pursuant to a resolution of the Board of Directors of the Corporation, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted by the stockholders in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, MagneGas Corporation has caused this Certificate of Amendment to be executed as of May___, 2017.

MagneGas Corporation

By:
Name:	Ermanno Santilli
Title:	Chief Executive Officer

APPENDIX B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

MAGNEGAS CORPORATION

MagneGas Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.       The name of the corporation is MagneGas Corporation (the “Corporation”). The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 9, 2005 under the name “4307 Inc.”

2.       This Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Corporation’s Certificate of Incorporation as heretofore amended or supplemented. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3.       The stockholders of the Corporation took action at a special meeting of the stockholders of said Corporation which was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares were voted in favor of this Amended and Restated Certificate of Incorporation.

4.       The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety, as follows:

FIRST: The name of the corporation is MagneGas Corporation (the “Corporation”).

SECOND: Its registered office in the State of Delaware is to be located at 2771 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is Corporation Service Company.

THIRD: The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation has authority to issue is Two Hundred Million (200,000,000) shares, which shall consist of (i) 190,000,000 shares of common stock, $0.001 par value per share and (ii) 10,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”). The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. An aggregate of 1,000,000 shares of Preferred Stock have been designated as “Series A Preferred Stock”, with the rights, preferences, privileges and restrictions set forth below:

Series A Preferred Stock:

1.    Voting.  Holders of the Series A Preferred Stock shall have One Hundred Thousand (100,000) times that number of votes on all matters submitted to the shareholders that is equal to the number of shares of common stock (rounded to the nearest whole number), at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such shareholders is effected.

2.    Dividends.  The holders of each share of the Series A Preferred Stock then outstanding shall be entitled to receive non-cumulative cash dividends, at the annual dividend rate, out of any funds and assets of the corporation legally available therefore, prior and in preference to any declaration or payment of any dividend payable on the common stock.  Such non-cumulative dividends shall be payable only if, as, and when declared by the board; provided, however, that such non-cumulative dividends, only if declared, will be automatically payable, upon any liquidation event described below.

3.    Liquidation Preference.  Upon the liquidation, dissolution and winding up of the corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock then outstanding shall be entitled to receive out of the assets of the corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of common stock, an amount equal to the liquidation price per share of the Series A Preferred Stock.

4.    Conversion and Redemption.  The Series A Preferred Stock has no conversion rights or mandatory redemption features.

5.    Vote to Change the Terms of or Issue Series A Preferred Stock.  The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than fifty-one percent (51%) of the then outstanding shares of Series A Preferred Stock shall be required for (i) any change to the Corporation’s Certificate of Incorporation that would amend, alter, change or repeal any of the preferences, limitations or relative rights of the Series A Preferred Stock, (ii) any issuance of additional shares of Series A Preferred Stock or (iii) the creation, issuance, repeal or modification of any other series of preferred stock.

6.    Notices.  In case at any time:

(a)           the corporation shall offer for subscription pro rata to the holders of its common stock any additional shares of stock of any class or other rights; or

(b)           there shall be any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the corporation’s assets to another person or other transaction in each case, which is effected in such a way that holders of common stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for common stock, referred to herein as an “Organic Change”;

then, in any one or more of such cases, the corporation shall give, by first class mail, postage prepaid, or by facsimile or by recognized overnight delivery service to non-U.S. residents, addressed to the registered holders of the Series A Preferred Stock at the address of each such holder as shown on the books of the corporation, (i) at least twenty (20) trading days prior written notice of the date on which the books of the corporation shall close or a record shall be taken for such subscription rights or for determining rights to vote in respect of any such Organic Change and (ii) in the case of any such Organic Change, at least twenty (20) trading days’ prior written notice of the date when the same shall take place.  Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such subscription rights, the date on which the holders of common stock shall be entitled thereto, and such notice in accordance with clause (ii) shall also specify the date on which the holders of common stock shall be entitled to exchange their common stock for securities or other property deliverable upon such Organic Change.

7.    Record Owner.  The corporation may deem the person in whose name shares of Series A Preferred Stock shall be registered upon the registry books of the corporation to be, and may treat him as, the absolute owner of the Series A Preferred Stock for the purposes of conversion and for all other purposes, and the corporation shall not be affected by any notice to the contrary.  All such payments and such conversion shall be valid and effective to satisfy and discharge the liabilities arising hereunder to the extent of the sum or sums so paid or the conversion so made.

8.    Register.  The corporation shall maintain a transfer agent, which may be the transfer agent for the common stock or the corporation itself, for the registration of the Series A Preferred Stock.  Upon any transfer of shares of Series A Preferred Stock in accordance with the provisions hereof, the corporation shall register or cause the transfer agent to register such transfer on the stock register.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SIXTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, said corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this ___ day of May, 2017 and the foregoing facts stated herein are true and correct.

MagneGas Corporation

By:
Name:	Ermanno Santilli
Title:	Chief Executive Officer

PROXY CARD

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 p.m., ET, on May 16, 2017.

VOTE BY INTERNET	WWW.FCRVOTE.COM/MNGA

Use the Internet to transmit your voting instructions up until 11:59 p.m., ET, on May 16, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

OR

VOTE BY TELEPHONE	1-866-834-6036

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., ET, on May 16, 2017. Have your proxy card in hand when you call and then follow the instructions.

OR

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided to: First Coast Results, Inc., P.O. Box 3672, Ponte Vedra Beach, FL 32004-8911.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

CONTROL NUMBER

△ If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing. ↙

MAGNEGAS CORPORATION

PROXY

The Board of Directors recommends you vote FOR Proposals 1, and 2.

Signature

Signature (Capacity)

Date

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGN, DATE AND MAIL YOUR WHITE PROXY TODAY,
UNLESS YOU HAVE VOTED BY INTERNET OR TELEPHONE.
IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE, PLEASE DATE, MARK, SIGN AND RETURN THIS PROXY PROMPTLY. YOUR VOTE, WHETHER BY INTERNET OR TELEPHONE, MUST BE RECEIVED NO LATER THAN 11:59 P.M. EASTERN TIME, MAY 16, 2017, TO BE INCLUDED IN THE VOTING RESULTS.

Continued and to be signed on the reverse side.

If submitting a proxy by mail, please sign and date the card on reverse and fold and detach card at perforation before mailing.

MAGNEGAS CORPORATION

PROXY

SPECIAL MEETING OF STOCKHOLDERS

May 17, 2017, 11:00 a.m.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ermanno Santilli and Scott Mahoney and each of them as Proxies of the undersigned with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all of the shares of MagneGas Corporation., a Delaware corporation (the "Company"), held of record by the undersigned on April 7, 2017 at the Special Meeting of Stockholders of MagneGas Corporation to be held on May 17, 2017 at 11:00 a.m., local time, at MagneGas' offices located at 11885 44th Street North, Clearwater, Florida 33762, or at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side. The proposals described in this proxy have been submitted for stockholder approval by the Company.

This Proxy Card, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR Proposals 1and 2.

By executing this Proxy, the undersigned hereby revokes all prior proxies that the undersigned has given with respect to the Special Meeting and any adjournment or postponement thereof.

CONTINUED, AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.